Exhibit 7

Joint Filing Agreement

Pursuant to Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as Exhibit 7 shall be a joint statement filed on behalf of each of the undersigned.

Dated: As of December 29, 2006

HYUNDAI SYSCOMM CORP.

By: /s/David Choe

      David Choe

      President and CEO

 /s/David Choe

    David Choe

 /s/Samuel Lee

    Samuel Lee